UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 ______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 29, 2014
HYDE PARK ACQUISITION CORP. II
(Exact name of registrant as specified in its charter)
Delaware	001-35576	27-5156956
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
500 Fifth Avenue, 50th Floor, New York, New York		10110
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (212) 644-3450

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As previously disclosed, on January 8, 2014, The Nasdaq Stock Market (“Nasdaq”) notified Hyde Park Acquisition Corp. II (the “Company”) that its January 2, 2014 delisting letter (the “Original Delisting Determination Letter”) would be supplemented as a result of Nasdaq’s determination that the Company had less than 300 public stockholders in violation of Nasdaq Listing Rule 5550.  On January 29, 2014, the Company received formal notification from Nasdaq that, based on Nasdaq’s records, the Company was not in compliance with Nasdaq Listing Rule 5550(a)(3).  Nasdaq Listing Rule 5550(a)(3) requires listed companies to maintain at least 300 “public holders,” which includes beneficial holders and holders of record, but does not include any holder who is, either directly or indirectly, an executive officer, director, or the beneficial holder of more than 10% of the total shares outstanding.

Nasdaq’s delisting determinations will not immediately result in the delisting of the Company’s securities.  Under Nasdaq rules, the suspension of trading and delisting of the Company’s securities will be stayed during the pendency of an appeal by the Company of the delisting determinations.  The Company commenced such an appeal following its receipt of the Original Delisting Determination Letter, and a hearing is scheduled for February 13, 2014.  The Company’s non-compliance with the minimum public holder requirement will be considered by the Nasdaq Hearing Panel at the Company’s hearing.   The Company’s common stock will continue to trade on The Nasdaq Capital Market while such appeal is pending.  There can be no assurance whether the Company will be successful in its appeal of the delisting determinations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYDE PARK ACQUISITION CORP. II

Date: February 4, 2014	By:	/s/ Laurence S. Levy
Name: Laurence S. Levy
Title: Chief Executive Officer